Exhibit 11.03

CONSULTING & REPRESENTATIVE SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the "Agreement") is made and entered into as of this 1st day of July 2011, by and between Location Based Technologies, Inc. the (“Company”), a Nevada corporation, and I S Consulting, Inc. ("Consultant");

ENGAGEMENT OF CONSULTANT; SERVICES TO BE PERFORMED

WHEREAS, Location Based Technologies, Inc. desires to engage the services of Consultant as a Business Development Consultant and Outside Sales Representative, as a non-exclusive selling agent for the Products to VARs, Commercial Accounts, and Vertical Channels as identified by the Company for the Products identified below, on all terms and conditions set forth in this Agreement. The duties will include:

i)	To sell PocketFinder devices to commercial accounts. The Representative must use the Companies MSRP and the Company has the right from time-to- time to change the MSRP at the Company's discretion.

ii)
To lead, assist and advise on how the Company can position itself to enter into the South American commercial market place for the PocketFinder products.  The Consultant’s consulting engagement is on a non-exclusive basis.

ii)
To introduce and present the Company, on a non-exclusive basis, to key strategic partners, investors and technology service providers that will quickly and efficiently integrate the device into their sales activities.

iii)
To provide services that help in the development, implementation and maintenance of an ongoing program to increase the investment community’s awareness of Client’s activities and to utilize business relationships to develop sales of the Client’s products and services, especially in the commercial market place.

NOW, THEREFORE, in consideration for the mutual covenants contained herein, the parties hereby agree as following:

1.           Compensation for Consulting Services:

a.      As compensation for services performed under this agreement, the Company will issue to consultant two million (2,000,000) shares of the Company’s restricted common stock as follows: One million (1,000,000) shares to be issued upon signing of this agreement and one million (1,000,000) shares to be issued on January 1, 2012.

2.           Term and Termination.

a.       Term.  The term of this Agreement will be for twelve months and will automatically expire on July 1, 2012.
b.       Termination for Convenience. This Agreement may be terminated by either party for any reason at any time by giving the other party written thirty (30) days in advance.
c.       Termination for Cause. If either party defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days, the Agreement shall be terminated.

3.   Independent Contractor

In rendering consulting services to the Company pursuant to this Agreement, it is acknowledged and agreed that Consultant shall be acting solely as an independent contractor and shall not have authority to the Company in any regard except as may be specifically delegated to Consultant by the Company in writing.

4.           Notices

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telegram, sent by fax, sent by confirmed email, or mailed by registered or certified mail, postage prepaid, addressed to the party to who sent as follows:

To Consultant:	I S Consulting, Inc.
127 Avenida Dolores
San Clemente, CA 92672

To Company:	Location Based Technologies, Inc.
49 Discovery, Suite 260
Irvine, CA 92618
ATTN: Desiree Mejia
Fax: (714) 200-0287

Any party may change the address to which such communications are to be directed to him or it by giving written notice in the manner provided in this paragraph.

7)           Indemnification

Company shall, at its sole cost and expense, defend and hold harmless Contractor (including Contractor’s current and former officers, directors and employees), from any and all allegations, claims, losses, damages, penalties, judgments, liabilities, costs and expenses (including, without limitation, the costs of defense and other reasonable expenses of litigation, that may be incurred by, imposed upon, or asserted against Contractor by reason of any legal proceeding, claim, action or demand of a third party (each a “Claim”), including allegations that Contractor is vicariously liable for the actions of Company, arising from Contractor’s performance of services under this Agreement, any breach of this Agreement or any willful misconduct or negligent act or omission of Company (including Company’s officers, directors and employees) in connection with its activities under this Agreement.  Company’s obligation to hold Contractor harmless under this Section 7 shall survive the expiration or termination of this Agreement by either party for any reason.

Consultant agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents, and controlling persons (each an “Indemnified Party”) from and against any and all claims, loss, liability, damage, cost and expense whatsoever (a “Claim”) relating to such Claims, including reasonable attorneys fees, arising out of or relating to the engagement hereunder or any transaction contemplated hereby:

8)	Miscellaneous Provisions

 (a) This Agreement may not be assigned by Consultant to any person without the prior written consent of Company.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) The parties agree to execute any and all documents that may be reasonably necessary in order to effectuate the transactions contemplated by this Agreement.

(c) This Agreement shall be construed in accordance with and governed by the laws of the State of California applicable to contracts made and to be performed in that State.

(d)           This Agreement contains the entire understanding between the parties and supersedes any prior written or oral agreements between them respecting the subject matter contained herein.

(e)           There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties relating to the subject matter of this Agreement which are not fully expressed herein.

(f) Any dispute arising from the terms or obligations of this Agreement shall be submitted to binding arbitration in accordance with the rules and regulations of the American Arbitration Association sitting in Orange County, California, and any decision by the American Arbitration Association may be enforced by any court having jurisdiction thereof.  Notwithstanding the foregoing, any party may commence legal action to obtain preliminary injunctive or other temporary relief to enforce the terms of this Agreement pending arbitration, and/or to obtain or compel specific performance of this Agreement pursuant to any award of the American Arbitration Association.

(g) If any legal action should be brought between or among the parties (including arbitration), the prevailing party shall be entitled to recover all costs incurred therein, including but not limited to reasonable attorneys’ fees.

(h) If the scope of any provision of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of this Agreement shall not thereby fail, but that the scope of such provision shall be curtailed only to the extent necessary to conform to law.

           (i) All paragraph headings herein are inserted for convenience only and shall not be used in any way to modify, limit, construe or otherwise affect this Agreement or the interpretation thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LOCATION BASED TECHNOLOGIES, INC. (The “Company”):

By:
Joseph Scalisi, President

IS Consulting, Inc. (The “Consultant”):

By: